                  SYNTEX CORPORATION AND SUBSIDIARY COMPANIES
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                    ($ in millions except per share amounts)

                                   EXHIBIT 12



                                                                                     Nine Months
                                                                                        Ended
                                                                                    April 30, 1994
                                                                                    --------------

Income Before Taxes on Income                                                         $     250.1


Adjustments:
- - - ------------

Fixed Charges:
         Interest Expense                                                                    21.7

Add:
         Amortization of Capitalized Interest                                                 0.3

Less:
         Capitalized Interest                                                                (1.3)
                                                                                      -----------

Total Adjusted Income                                                                 $     270.8

Divided by Fixed Charges                                                              $      21.7
                                                                                      -----------

Ratio of Earnings to Fixed Charges                                                           12.5
                                                                                      ===========





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